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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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                Date of Report (Date of earliest event reported):
                                  July 6, 2001

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                             XBOX TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


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
          Delaware                                 0-27928                                   41-1528120
(State or Other of Incorporation)           (Commission File Number)            (I.R.S. Employer Identification Number)
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         Comerica Bank Building
  1800 N.W. Corporate Blvd., Suite 101
          Boca Raton, FL 33431                                      55344-3733
(Address of principal executive offices)                            (Zip Code)

                                 (561) 372-0505
                (Company's telephone number, including area code)



                                 Not applicable.
          (Former name or former address, if changed since last report)



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Item 5.  OTHER EVENTS.

         On July 6, 2001, XBOX Technologies, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Agreement") with YOUpowered, Inc., a Delaware corporation ("YPI"). Pursuant to the Agreement, You Acquisition, Inc., a newly formed wholly owned subsidiary of the Company, will merge with and into YPI (the "Merger"), and YPI will become a wholly owned subsidiary of the Company (the "Surviving Corporation").

         Pursuant to the Agreement and in connection with the Merger, holders of shares of YPI's common stock, Series A Preferred Stock and Series B Preferred Stock that are outstanding as of the effective time of the Merger (the "Effective Time") will be issued, in the aggregate and as consideration for such shares, a number of units (the "Units") equal to the purchase price divided by $1.797 (the "Initial Consideration"). Each Unit consists of 5 shares of common stock of the Company and one share of Series B Convertible Preferred Stock of the Company (the "Company Preferred Stock"). Each share of Company Preferred Stock is convertible into five (5) shares of the Company's common stock.

         The Agreement provides that the purchase price will be equal to two times the net cash of YPI, and that net cash will be an amount equal to $1,923,673, as such amount may be adjusted at the Effective Time for certain contingencies more particularly identified in the Agreement. As a result of the Merger, XBOX will acquire, through the Surviving Corporation, the net cash of YPI and all of YPI's other assets, including its proprietary software.

         In addition to the Initial Consideration, the Agreement provides that the Company will be required to issue additional Units and/or shares of its common stock to the stockholders of YPI depending on the resolution of certain contingent liabilities following closing, the revenue of the Company for the twelve month period ending November 30, 2001 and the trading price of the Company's common stock during the thirty trading days preceding the eighteen month anniversary of the Effective Time.

         The consummation of the Merger is subject to a number of conditions, including the approval of the Merger by the holders of the requisite number of shares of YPI's common stock, Series A Preferred Stock and Series B Preferred Stock. Adoption of the Agreement and approval of the Merger requires the approval of the holders of a majority of the outstanding shares of YPI's common stock, holders of a majority of the outstanding shares of YPI's Series A Preferred Stock and holders of a majority of the outstanding shares of YPI's Series B Preferred Stock, each voting as a separate class. The Company anticipates that the requisite approval by YPI's stockholders will be received by July 13, 2001, and the Merger will be consummated shortly thereafter. However, the Company cannot provide any assurance that such approval will be received by this date, if at all. If the requisite approval by YPI's stockholders is not received by July 13, 2001, the Company will not be obligated to consummate the Merger and will be entitled to terminate the Agreement.

         The foregoing descriptions of the Agreement are qualified in their entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 99.1.


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Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

     c.       EXHIBITS.

      99.1 Agreement and Plan of Merger by and among XBOX Technologies, Inc., You Acquisition, Inc. and YOUpowered, Inc. dated July 6, 2001.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       XBOX TECHNOLOGIES, INC.


                                       By: /s/  FRANK VAN LUTTIKHUIZEN
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                                                Frank van Luttikhuizen
                                                Interim Chief Financial Officer

Dated:  July 6, 2001



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